Exhibit 10.36

Real D
100 N. Crescent Drive., Suite 120
Beverly Hills, CA 90210

September 1, 2007

Joseph Peixoto

4218 Vicasa Drive

Clabasas, CA 91302

Re:                               Amended and Restated Agreement of Employment by and between REAL D and Joseph Peixoto

This Amended and Restated Agreement of Employment by and between REAL D, Inc. (“REAL D”, or the “Company”) and Joseph Peixoto (this “Agreement”) amends and restates the terms contained in that certain Offer of Employment by REAL D dated January 16, 2006, previously agreed to by you and REAL D (the “Employment Offer”). You shall report directly to the Chief Executive Officer, and your title shall be President Worldwide Cinema. The terms of our offer, and the benefits to be provided by the Company, each to be effective as of September 1, 2007, are as follows:

1.                                       Annual Base Salary. Your annual base salary will be $350,000 per annum. Your annual base salary will increase to $500,000 on the first day in which the installed base commitment for REAL D systems exceeds 4,000 and the actual installed base of REAL D systems exceeds 1,500.

2.                                       Term. Unless sooner terminated as herinafter provided, the term of your employment hereunder shall continue for an initial four (4) years from the date hereof (the “Initial Term”), and shall be automatically extended for one year periods thereafter (each, an “Extension Period” and collectively with the Initial Term, hereinafter referred to as the “Term”), unless either you or the Company gives the other written notice of its intent to terminate at least three (3) months prior to the commencement of the applicable Extension Period.

3.                                       Benefits. You will be eligible to receive certain employee benefits pursuant to the Company’s standard benefit plans that the Company generally provides its senior executives. These include three weeks of vacation, monthly health insurance provided pursuant to the Company’s health insurance plan, and Company paid holidays. In addition, the Company will reimburse you for the reasonable and necessary costs of DSL, phone and office expenses; provided, that such expenses are approved in advance by the Company in writing.

4.                                       Bonuses. You will be entitled to certain bonuses: provided, that certain Company milestones are achieved. You will receive a one time cash bonus payment of $1,000,000 if and when the Company’s actual installed base of REAL D systems exceeds 1,000, and an additional one time cash bonus payment of $1,000,000 if and when the Company’s actual installed base of REAL D systems exceeds 4,000. These bonus payments will be paid in four (4) equal quarterly installments, the first such installment being paid at the end of the calendar quarter in which the applicable milestone has been achieved. In addition, during the Term, you will be eligible to receive a bonus payment in the amount equal to 1.2% of the Company’s Annual Free Cash Flow (as defined in this Section 4). This bonus will be paid within sixty (60) days after the end of each calendar year of your employment; provided, that you are employed by the Company as of the end of that calendar year. For purposes of this Agreement, “Annual Free Cash Flow” shall mean the Company’s cash flow provided by operations, less all capital expenditures, for the calendar year in question. In addition, in the event that your employment is terminated by the Company without “Cause”, or is voluntarily terminated by you for “Good Reason” (each as defined in Section 8 below), you shall be entitled to receive (a) any bonus payments that may then remain due to you, as a result of achievement of one or both of the milestones specified in the second sentence of this Section 4, which bonus payments will be paid to you as such bonus payments otherwise would have been paid to you pursuant to the third sentence of this Section 4, and (b) a pro rated share of any bonus payment that otherwise would have been payable to you pursuant to the fourth sentence of this Section 4, such amount to be payable to you, within sixty (60) days after the end of the applicable calendar year.

5.                                       Option Grants. In addition to the options to purchase 500,000 shares of Common Stock of the Company that were previously granted to you, subject to approval of the Board of Directors of the Company (the “Board”), you will be granted options to purchase an additional 250,000 shares of Common Stock of the Company (the “Options”), pursuant to the Company’s 2004 Amended and Restated Stock Incentive Plan (the “Plan”), and with such vesting schedule and exercise price as will be determined by the Board on the date the Board approves such grant. You will receive an additional grant of 250,000 Options on the first day of the second month following the month in which the installed base commitment for REAL D systems exceeds 4,000 and the actual installed base of REAL D systems exceeds 1,500; provided, that you are employed by the Company as of the actual date that these two milestones are achieved. These Options will be granted pursuant to the Plan and with such vesting schedule and exercise price as will be determined by the Board on the date the Board approves such grant.

Further details on the Plan and any specific vesting and option grants to you will be provided upon final approval of such grants by the Board. Copies of the Plan and the Company’s standard form of option grant notice and stock option agreement will be made available to you upon request.

6.                                       Travel. You shall also be entitled to reimbursement, in accordance with the Company’s travel and entertainment policy, for all expenses incurred in travel pursuant to the normal course of business.

7.                                       Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you have previously executed the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. During the period that you render services to the Company, and during the period that you receive compensation (including severance) from the Company, and for at least one (1) year after your employment with the Company is terminated (for any reason), you agree to not engage in any employment, business or activity that is in any way competitive with the 3-D cinema business then conducted or then proposed to be conducted by the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company’s 3-D cinema business or in preparing to engage in competition with the 3-D cinema business or proposed 3-D cinema business of the Company. You represent that your execution of this Agreement, agreement(s) concerning stock options, granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your continuation of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

8.                                       Severance. Notwithstanding anything to the contrary set forth herein, in the event your employment hereunder is terminated by the Company without “Cause” or by you for “Good Reason” (each as defined in this Section 8), at any time during the Initial Term only, you will be entitled to receive a cash severance payment equal to the annual base salary then being paid to you, which severance payment will be paid to you in equal monthly installments over the remaining period of the Initial Term.

For purposes of your employment and any option grants to be made pursuant to the terms of this Agreement, “Cause” shall mean your: (i) conviction of any crime which constitutes a felony involving moral turpitude or which impairs your ability to perform your duties with the Company; (ii) commitment of any act of dishonesty or fraud against the Company, or its affiliates, or the misappropriation of funds of the Company, or its affiliates; (iii) failure to follow the reasonable policies or directions of the Board or failure to substantially perform your duties to the Company, in either case which failure is not cured within thirty (30) days of the Company’s written notice to you; or (iv) breach of any terms of your employment hereunder or your Employee Invention Assignment and Confidentiality Agreement, which breach is not cured within thirty (30) days of the Company’s written notice to you.

For purposes of your employment and any Option grants to be made pursuant to the terms of this Agreement, “Good Reason,” shall mean the occurrence of any of the following events or conditions, and the failure of the Company or, in the case that a “Company Transaction” has occurred (as defined in the Plan), the “Successor Company” (as defined in the Plan), to cure such event or condition within thirty (30) days after receipt of written notice from you:

(a)                                  a change in your status, title, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities that, in your reasonable judgment, are materially inconsistent with your status, title, position or responsibilities; or your removal from or any failure to reappoint or reelect you to any of such positions, except in connection with the termination of your employment for Cause, as a result of your “Disability” (as defined in the Plan), or death, or by you other than the Good Reason;

(b)                                 a reduction in your base annual salary;

(c)                                  the Company’s or the Successor Company’s requiring you (without your consent) to be based at any place outside a 50-mile radius of your place of employment on the date of this Agreement, except for reasonably required travel on the Company’s or the Successor Company’s business that is not materially greater than such travel requirements as historically required;

(d)                                 the Company’s or the Successor Company’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which you were participating as of the date of this Agreement, or at the time of a Company Transaction, as applicable, and including, but not limited to, the Plan, or (ii) provide you with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect as of the date of this Agreement, or immediately prior to the Company Transaction, as applicable;

(e)                                  any material breach by the Company or Successor Company of its obligations to you under the Plan or any substantially equivalent plan of the Company or the Successor Company;

(f)                                    any purported termination of your employment or service relationship for Cause by the Company or the Successor Company that is not in accordance with the definition of Cause under the Plan; or

(g)                                 any change in your reporting relating to Michael V. Lewis.

9.                                       Entire Agreement; No Modification. This Agreement, your Employee Invention Assignment and Confidentiality Agreement, and the Plan, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior oral or written agreements, understandings, representations and courses of conduct and dealing between the parties relating to the subject matter hereof, including without limitation the Employment Offer. This Agreement may not be amended or modified except in a writing executed by both parties hereto. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which will constitute one and the same instrument.

10.                                 Miscellaneous.

(a)                                  All payments to be made pursuant to this Agreement shall be made, in US Dollars, in accordance with normal payroll practices, and shall be subject to withholding of such amounts as is required under applicable law.

(b)                                 This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Los Angeles County, California in connection with any action relating to this Agreement.

(c)                                  Any and all notices required or permitted to be given to you or the Company pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i)

at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth in this Agreement for such party, or at such other address as such party may designate by one of the indicated means of notice herein to the other party hereto.

Could you please sign the enclosed copy of this Agreement in the space indicated below and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the Employee Invention Assignment and Confidentiality Agreement previously executed by you.

Very truly yours,

/s/ Michael V. Lewis
Michael V. Lewis,
Chief Executive Officer

Acceptance

I have read and understood this Agreement, and hereby acknowledge, accept and agree to the terms as set forth above, and further acknowledge that no other commitments were made to me as part of my employment except as specifically forth herein.

/s/ Joseph Peixoto	September 1, 2007
Joseph Peixoto	Date Signed